Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Suite 1100 Westlake, OH 44145-1524 www.cohenfund.com	440.835.8500 440.835.1093 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 23, 2012, on the financial statements of The Yacktman Funds, Inc., comprising The Yacktman Focused Fund and The Yacktman Fund, as of December 31, 2011, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in Managers AMG Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

June 27, 2012

Registered with the Public Company Accounting Oversight Board